Exhibit 4.5

Execution Version

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into as of September 6, 2011 by and among:

(1) YY Inc., a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands (the “Company”);

(2) Duowan Entertainment Corp., a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands (the “Duowan BVI”);

(3) the Persons listed on Exhibit A hereto (each a “Key Holder” and collectively, the “Key Holders”); and

(4) the Persons listed on Exhibit B hereto (each an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS:

(A) The Key Holders and the Investors were the legal and beneficial holders of all of the issued share capital of Duowan BVI immediately prior to the share exchange pursuant to a certain Share Exchange Agreement, dated September 6, 2011, among the Company and other parties thereto (the “Share Exchange Agreement”);

(B) Duowan BVI, the Key Holders and the Investors were parties to that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated January 21, 2011, among Duowan BVI and the parties thereto (the the “Existing ROFR Agreement”);

(C) the Series A Investors entered into a series A convertible preferred shares purchase agreement dated June 2, 2008 (the “Series A SPA”) with Duowan BVI, the Key Holders and certain other parties thereto with respect to the issuance and sale by Duowan BVI of 277,757 no par value convertible redeemable series A preferred shares at a consideration of US$2,000,000 to the Series A Investors;

(D) the Series B Investors entered into a series B preference share purchase agreement dated August 8, 2008 (the “Series B SPA”) with Duowan BVI, the Key Holders and certain other parties thereto with respect to the issuance and sale by Duowan BVI of 208,314 no par value convertible redeemable series B preferred shares at a consideration of US$5,000,015.30 to the Series B Investors;

(E) Favor Star Limited issued a securities transfer and assignment separate from certificate dated September 10, 2008 by which it transferred to Morningside China TMT Fund I, L.P. 166,557 series A preferred shares of Duowan BVI and its rights and obligations under the Series B SPA, including without limitation the right to purchase 41,663 series B preferred shares of Duowan BVI. Morningside China TMT Fund I, L.P. issued a deed of adherence dated September 10, 2008 in favor of Duowan BVI, LI Xueling, LEI Jun, Favor Star Limited and Steamboat Ventures Asia, L.P. pursuant to which it agreed to adhere to, among others, the Series A SPA and Series B SPA;

Execution Version

(F) Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Steamboat Ventures Asia, L.P. and Morningside China TMT Fund I, L.P. (collectively, the “Series C Investors”) entered into a series C preferred share purchase agreement dated November 20, 2009 with Duowan BVI, the Key Holders and certain other parties thereto with respect to the issuance and sale by Duowan BVI of 33,163 no par value convertible redeemable series C-1 preferred shares at a consideration of US$1,299,989.60 and of 214,285 no par value convertible redeemable series C-2 preferred shares at a consideration of US$10,499,965.00 to the Series C Investors;

(G) Duowan BVI sub-divided all of its then authorised and issued shares by means of a 490-for-1 share split which was approved by the shareholders’ resolutions on July 9, 2010;

(H) Tiger entered into a common share purchase agreement and warrant purchase agreement dated January 21, 2011 with Duowan BVI, the Key Holders and certain other parties thereto with respect to the issuance and sale by Duowan BVI of 51,140,432 no par value common shares in Duowan BVI at an aggregate consideration of US$50,000,000 and a warrant (the “Warrant”) to purchase 25,570,216 no par value common shares in Duowan BVI at a consideration of US$25,000,000 to Tiger. On July 29, 2011, Tiger exercised the Warrant and 25,570,216 no par value common shares in Duowan BVI were issued to Tiger accordingly; and

(I) In connection with the share exchange (the “Share Exchange”) pursuant to the Share Exchange Agreement, the parties hereto now wish to enter into this Agreement and an Investors’ Rights Agreement dated on or about the same date to govern certain transfers of shares of the Company.

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the parties hereby agree as follows:

1.	DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Adoption Agreement” means, an agreement, in such form and on such terms as approved by a majority in interest of the Investors, which a Person is required to enter into with or in favour of all the parties pursuant to Section 8.15.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Agreement” has the meaning ascribed to it in the Preamble to this Agreement.

Execution Version

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by laws to be closed in Hong Kong, Cayman Islands, British Virgin Islands, the PRC or New York.

“Centre” has the meaning ascribed to it in Section 8.2(b).

“Common Holders” shall mean the holders of Common Shares and Common Share Equivalents other than any Common Shares converted from any Preferred Shares, and a “Common Holder” shall be construed accordingly.

“Common Share Equivalents” means, with respect to any shareholder of the Company, Common Shares owned by such shareholder together with the Common Shares into or for which any issued and outstanding Preferred Shares or any other issued and outstanding convertible securities (excluding, for the avoidance of doubt, unexercised options or warrants) owned by such shareholder shall be convertible.

“Common Share Transfer Notice” has the meaning ascribed to it in Section 2.1.

“Common Shares” shall mean the common shares of par value of US$0.00001 each of the Company.

“Company” has the meaning ascribed to it in the Preamble to this Agreement.

“Competitor” means Sina.com, qq.com, Ispeak.cn and such other companies which provide team voice chat software used for personal computers in the PRC. For the purpose of this definition, the term “Competitor” shall not include the limited partners of any Investor.

“Consultation Request” has the meaning ascribed to it in Section 8.2(a).

“Conversion Shares” means the Common Shares issuable upon conversion of the Preferred Shares.

“Equity Securities” means any Common Shares or Common Share Equivalents or Preferred Shares of the Company now owned or subsequently acquired by any Shareholder.

“Exchange Act Registration” shall mean registration of a company under Section 12 of the Exchange Act or when a company becomes subject to Exchange Act reporting requirements under Section 15(d) of the Securities Act or otherwise.

“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

“Exercising Shareholder” has the meaning ascribed to it in Section 2.2(iii).

“Existing ROFR Agreement” shall mean the third amended and restated right of first refusal and co-sale agreement dated January 21, 2011 entered into by and among Duowan BVI, the Key Holders, the Investors and certain other parties, together with the exhibits attached thereto.

Execution Version

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Immediate Family Member” means a child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

“Investor Refusal Period” has the meaning ascribed to it in Section 2.2(i).

“Investor” and “Investors” have the meanings ascribed to them in the Preamble to this Agreement.

“Investors’ Rights Agreement” shall mean the investors’ rights agreement entered into by and among the Company, the Investors and certain other parties thereto dated as of the date of this Agreement, as amended from time to time.

“Key Holder” and “Key Holders” have the meanings ascribed to them in the Preamble to this Agreement.

“Key Employee” means each of the Persons listed in Exhibit C.

“Liquidation Event” has the meaning ascribed to it in the Memorandum and Articles, as amended from time to time.

“Majority Series A Holders” means the holders of more than fifty percent (50%) of the then outstanding Series A Preferred Shares, and the Conversion Shares issued upon conversion thereof, on a fully-diluted and as-converted basis.

“Majority Series B Holders” means the holders of more than fifty percent (50%) of the then outstanding Series B Preferred Shares, and the Conversion Shares issued upon conversion thereof, on a fully-diluted and as-converted basis.

“Majority Series C Holders” means, collectively, the holders of more than fifty percent (50%) of the then outstanding Series C-1 Preferred Shares and the Series C-2 Preferred Shares, and the Conversion Shares issued upon conversion thereof, on a fully-diluted and as-converted basis.

“Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company previously adopted by resolution in writing of all shareholders of the Company, and the terms “Memorandum” and “Articles” shall be construed accordingly.

“FSL” means Favor Star Limited, and any of its successors or assignees.

“New Shareholder” has the meaning ascribed to it in Exhibit D.

“Notice” has the meaning ascribed to it in Section 8.2(a).

Execution Version

“Offered Price” has the meaning ascribed to it in Section 2.1.

“Offered Shares” has the meaning ascribed to it in Section 2.1.

“Participant” and “Participants” have the meanings ascribed to them in Section 2.1.

“Person” or “person” shall be construed as broadly as possible and shall include an individual, a partnership, a limited liability company, a company, an association, a trust, a joint venture or unincorporated organization and any government organization or authority.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, Macau Special Administrative Region and Taiwan.

“Preferred Holders” means the Series A Holders, the Series B Holders and the Series C Holders, and their respective successors and assignees, collectively.

“Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares, collectively.

“Prohibited Transfer” has the meaning ascribed to it in Section 6.2.

“Qualified IPO” has the meaning ascribed to it in the Memorandum and Articles, as amended from time to time.

“Second Transfer Notice” has the meaning ascribed to it in Section 2.2(iii).

“Selling Holder” has the meaning ascribed to it in Section 3.1.

“Series A Director” has the meaning ascribed to it in the Memorandum and Articles, as amended from time to time.

“Series A Holders” means the holders of the then outstanding Series A Preferred Shares and the Conversion Shares issued upon conversion thereof, collectively.

“Series A Preferred Shares” means the series A preferred shares of par value of US$0.00001 each of the Company.

“Series B Director” has the meaning ascribed to it in the Memorandum and Articles, as amended from time to time.

“Series B Holders” means the holders of the then outstanding Series B Preferred Shares and the Conversion Shares issued upon conversion thereof, collectively.

“Series B Preferred Shares” means the series B preferred shares of par value of US$0.00001 each of the Company.

“Series C Director” has the meaning ascribed to it in the Memorandum and Articles, as amended from time to time.

Execution Version

“Series C Holders” means the holders of the then outstanding Series C Preferred Shares and the Conversion Shares issued upon conversion thereof, collectively.

“Series C Preferred Shares” means the series C-1 preferred shares of par value of US$0.00001 each and series C-2 preferred shares of par value of US$0.00001 each of the Company.

“Shareholder” means a registered holder of Equity Securities (collectively, the “Shareholders”).

“Shares” shall mean all Preferred Shares and all Common Shares and any other issued and outstanding shares of any class or series of the Company now owned or subsequently acquired by any Shareholder.

“Stock” has the meaning ascribed to it in Exhibit D.

“Tiger Director” has the meaning ascribed to it in ascribed to it in the Memorandum and Articles, as amended from time to time.

“Tiger” means Tiger Global Six YY Holdings, and any of its successors or assignees.

“Transaction Agreements” means this Agreement, the Share Exchange Agreement, the Investors’ Rights Agreement, the Memorandum and Articles, and any other agreements, instruments or documents entered into in connection with the Share Exchange, together with the exhibits and schedules attached thereto.

“Transfer” means a proposal or proposals of a Common Holder or a Preferred Holder (as the case may be) concerning the sale, transfer or otherwise disposal of his Equity Securities in any manner (including transfer by gift).

“Transferee” means one or more Persons who have the intention to purchase the Shares of the Company from the Transferor or the Selling Holder, as the case may be.

“Transferor” has the meaning ascribed to it in Section 2.1.

“Transferring Holder” has the meaning ascribed to it in Section 6.2.

2.	RIGHT OF FIRST REFUSAL.

2.1 Common Share Transfer Notice. If at any time a Common Holder (other than Tiger and FSL) proposes a Transfer (such disposing Common Holder is hereinafter referred to in such role as a “Transferor”) to the Transferee pursuant to an understanding with such Transferee, then the Transferor shall give the Company, FSL, each of the Preferred Holders and Tiger (a “Participant” and collectively, the “Participants”) a written notice of the Transferor’s intention to make the Transfer (the “Common Share Transfer Notice”), which Common Share Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”); (ii) the identity of the prospective Transferee; (iii) the consideration to be paid for each Offered Share (the “Offered Price”); and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Common Share Transfer Notice shall certify that the Transferor has received a bona fide firm offer from the prospective Transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Common Share Transfer Notice. The Common Share Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

Execution Version

2.2 Participant’s Option.

(i) The Participants shall have an option for a period of thirty (30) days (the “Investor Refusal Period”) from the receipt by such Participant of the Common Share Transfer Notice to submit notice of their respective irrevocable commitment to elect to purchase their respective pro rata shares of the Offered Shares at a price per Share equal to the Offered Price, and subject to the same material terms and conditions as described in the Common Share Transfer Notice.

(ii) Each Participant may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any re-allotments as provided below) of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of Investor Refusal Period as to the number of such Offered Shares which it wishes to purchase (including any re-allotment). For the purposes of this Section 2.2(ii), each Participant’s pro rata share of the Offered Shares shall be a fraction of such Offered Shares, of which the number of Shares (assuming the exercise, conversion and exchange of all such Shares) owned by such Participant on the date of the Common Share Transfer Notice shall be the numerator and the total number of Shares (assuming the exercise, conversion and exchange of all Shares) held by all Participants on the date of the Common Share Transfer Notice shall be the denominator.

(iii) If any Participant fails to exercise its right to purchase its full pro rata share of the Offered Shares, the Transferor shall deliver written notice within five (5) days after the expiration of the Investor Refusal Period to the Company and the Participants specifying the number of unpurchased Offered Shares (the “Second Transfer Notice”). Each Participant that exercised in full its right of first refusal under Section 2.2(ii) above (an “Exercising Shareholder”) shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by notifying the Transferor and the Company in writing within ten (10) days after receipt of the Second Transfer Notice; provided, however, that if the Exercising Shareholders desire to purchase in aggregate more than the number of such unpurchased Offered Shares, then such unpurchased Offered Shares will be allocated to the extent necessary among the Exercising Shareholders in accordance with their relative pro rata shares as determined in accordance with Section 2.2(ii).

(iv) Each Participant shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Participant notifies the Transferor of such allocation.

(v) If any Participant gives the Transferor notice that it desires to purchase its pro rata share of the Offered Shares and, as the case may be, its re-allotment, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the Participant’s receipt of the Common Share Transfer Notice, unless the value of the purchase price has not yet been established pursuant to Section 2.3.

Execution Version

2.3 Valuation of Property. Should the purchase price specified in the Common Share Transfer Notice be payable in whole or in part in property other than cash or evidences of indebtedness, the cash equivalent value of the non-cash consideration will be determined by the Board (including the approval or consent of each of the Series A Director, the Series B Director, the Series C Director and the Tiger Director) in good faith, which determination shall be binding upon the parties hereto and the Transferor, absent fraud or error.

3.	INVESTORS’ CO-SALE RIGHT.

3.1 In the event of any proposed Transfer pursuant to Section 2, to the extent a Participant does not exercise its rights of first refusal as to any of the Offered Shares pursuant to Section 2.2, such Participant (a “Selling Holder”) shall have an option for a period of thirty (30) days from the end of the Investor Refusal Period to participate in such sale of Equity Securities on the same terms and conditions as those being offered to the Transferor and in no event less favorable to the Transferor than those specified in the Common Share Transfer Notice. Each Selling Holder shall send notice to the Transferor indicating the number of Equity Securities the Selling Holder wishes to sell under its right to participate. To the extent one or more of the Selling Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer to the Transferee shall be correspondingly reduced.

3.2 Each Selling Holder may elect to sell up to such number of Equity Securities equal to (on a fully-diluted and as-converted basis) the product of (i) the aggregate number of Common Shares proposed to be sold to the Transferee (including the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) by (ii) a fraction, the numerator of which is the number of Common Shares (including the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) owned by the Selling Holder on the date of the Second Transfer Notice and the denominator of which is the total number of Common Shares (including the number of Common Shares that would be issuable upon the exercise, conversion or exchange of Common Share Equivalents) owned by all Selling Holders and the Transferor on the date of the Second Transfer Notice (after taking into account the re-allotment).

3.3 Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the Transferee one or more certificates and instruments of transfer, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective Transferee objects to the delivery of Equity Securities in lieu of Common Shares, such Selling Holder shall convert such Equity Securities into Common Shares and deliver certificates and instruments of transfer corresponding to such Common Shares. The Company agrees to make any such conversion of Equity Securities concurrent with the actual transfer of Common Shares to the Transferee and contingent on such transfer.

3.4 The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 3.3 shall be transferred to the prospective Transferee in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Common Share Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.

Execution Version

3.5 To the extent that any prospective Transferee prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase Shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective Transferee any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase such Shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Common Share Transfer Notice.

4.	NON-EXERCISE OF RIGHTS.

4.1 To the extent that the Participants have not exercised their rights to purchase all of the Offered Shares within the time periods specified in Section 2 and the Participants have not exercised their rights to participate in the sale of all of the remaining Offered Shares within the time periods specified in Section 3, the Transferor shall have a period of forty-five (45) days from the expiration of such rights in which to sell the remaining Offered Shares to the Transferee identified in the Common Share Transfer Notice upon terms and conditions (including the purchase price) no more favorable than those specified in the Common Share Transfer Notice.

4.2 The parties agree that each Transferee shall, prior to the consummation of any Transfer, have executed an Adoption Agreement in the form attached hereto as Exhibit D assuming the obligations of such Transferor under this Agreement with respect to the transferred Offered Shares. In the event the Transferor does not consummate the sale or disposition of the Offered Shares within forty-five (45) days from the expiration of such rights, the Participants’ first refusal rights and the Participants’ co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

4.3 The exercise or non-exercise under Sections 2 and 3 of the rights of the Participants to purchase Equity Securities from a Transferor or the Participants to participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by Transferor hereunder.

5.	LIMITATIONS TO RIGHTS OF FIRST REFUSAL AND CO-SALE.

5.1 Estate Planning. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2 and 3 shall not apply: (i) to a repurchase of Shares from a Transferor by the Company at a price no greater than that originally paid by such Transferor for such Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board, or (ii) to any sale or assignment by any Key Holder for estate planning purposes, with or without consideration, of Common Shares or Common Share Equivalents to any spouse or Immediate Family Member, or to a custodian, trustee, executor, or other fiduciary for the account of such Key Holder’s spouse or Immediate Family Member (as the case may be), or to a trust for such Key Holder’s own self (as the case may be), or a charitable remainder trust or an entity wholly owned by such Key Holder legally and beneficially, provided that each such Transferee or assignee, prior to the completion of the sale, transfer, or assignment, shall have executed an Adoption Agreement or other documents assuming the obligations of such Key Holder under this Agreement with respect to the transferred Common Shares or Common Shares Equivalents. For avoidance of any doubt, in no circumstance shall the provisions of Sections 2 and 3 apply to any transfer, assignment or otherwise disposal of by FSL and Tiger of any Common Shares.

Execution Version

5.2 Termination of Rights of First Refusal and Co-Sale Right. The provisions of this Section 2 and 3 shall terminate upon the earlier of (i) immediately prior to the Company’s first Qualified IPO, and (ii) the occurrence of a Liquidation Event.

6.	PROHIBITED TRANSFER.

6.1 Prohibited Transferees. Notwithstanding anything to the contrary in this Agreement, no Transferor shall transfer any Equity Securities of the Company to (i) any entity which, in the determination of the majority of the Company’s Board, including the affirmative approval or consent of the Series A Director, the Series B Director, the Series C Director and Tiger Director, directly or indirectly competes with the Company or (ii) any customer, distributor or supplier of the Company, if a majority of the Company’s Board, including the Series A Director, the Series B Director, the Series C Director and Tiger Director, should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

6.2 Prohibited Transfer. In the event any holder of Equity Securities (the “Transferring Holder”) should sell any Equity Securities in disregard or in contravention of the right of first refusal or co-sale rights under this Agreement (a “Prohibited Transfer”), the Participants, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferring Holder shall be bound by the applicable provisions of such option.

6.3 Put Right. Without prejudice to any other rights and remedies available to the Investors, in the event of a Prohibited Transfer, each Participant shall have the right to sell to the Transferring Holder the type and number of Shares equal to the number of Shares such Participant would have been entitled to transfer to the third-party Transferee under Section 3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the Shares are to be sold to the Transferring Holder shall be equal to the price per share paid by the third-party Transferee to the Transferring Holder in the Prohibited Transfer. The Transferring Holder shall also reimburse each Participant for any and all reasonable fees and expense, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of such Participant’s rights under Sections 2 and 3.

(ii) Within ninety (90) days after the later of the date on which the Participant (A) received notice of the Prohibited Transfer; or (B) otherwise became aware of the Prohibited Transfer, such Participant shall, if exercising its rights under this Section 6, deliver to the Transferring Holder the certificate or certificates and instruments of transfer properly endorsed for transfer representing the Shares to be sold under this Section 6 by such Participant.

Execution Version

(iii) The Transferring Holder shall, within seven (7) Business Days upon receipt of the certificate or certificates and instruments of transfer for the Shares to be sold by a Participant pursuant to this Section 6, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 6.3(i), in cash or by other means acceptable to the Participant. The Company will concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) Business Days reissue certificates, as applicable, to the Transferring Holder and the Participant reflecting the new securities held by them giving effect to such transfer.

6.4 Voidability of Prohibited Transfer. Notwithstanding the foregoing, any attempt by a Key Holder or any other Common Holder (other than FSL and Tiger) to transfer Equity Securities in violation of Section 2 or 3 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged Transferee as the holder of such Shares without the written consent of the Majority Series A Holders, the Majority Series B Holders and the Majority Series C Holders, each voting or consenting as a single class.

7.	LOCK-UP

7.1 Agreement to Lock-Up. Each party to this Agreement hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Qualified IPO and ending on the date specified by the Company and the managing underwriter (which period shall not exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares of the Company held immediately prior to the effectiveness of the registration statement for the Qualified IPO; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or other securities, in cash or otherwise. The foregoing provisions of this Section 7 shall apply only to a Qualified IPO, shall not apply to the sale of any Shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Investors if all officers, directors and greater than one percent (1%) Shareholders enter into similar agreements. The underwriters in connection with the Qualified IPO are intended third-party beneficiaries of this Section 7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each party to this Agreement further agrees to execute such agreements as may be reasonably requested by the underwriters in the Qualified IPO that are consistent with this Section 7 or that are necessary to give further effect thereto.

7.2 Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares of any party to this Agreement (and transferees and assignees thereof) until the end of such restricted period.

8.	MISCELLANEOUS.

8.1 Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong, without regards to conflicts of law principles.

Execution Version

8.2 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation (the “Consultation Request”). If within thirty (30) days following the date on which the Consultation Request is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other (the “Notice”).

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. The complainant(s) and the respondent(s) to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. All such arbitrators shall be freely selected, and the parties and the chairman of the Center shall not be limited in their selection to any prescribed list. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the arbitration rules of the Centre in effect at the time of the Notice. However, if such rules are in conflict with the provisions of this Section 8.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.2 shall prevail.

(d) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8.3 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by facsimile at the number set forth on the signature page hereof upon successful transmission report being generated by the sender’s machine; (iii) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth on the signature page with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider, or (iv) when sent by electronic mail at the email address set forth on the signature page hereof.

Execution Version

Each person making a communication hereunder by facsimile or electronic mail shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or electronic mail pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.3 by giving the other party written notice of the new address in the manner set forth above.

8.4 Entire Agreement; Prior Agreements; Conflicts. This Agreement, together with all the exhibits and schedules hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflicts with the Memorandum and Articles, the provisions of this Agreement shall prevail.

8.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.6 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.8 Language. This Agreement and all other Transaction Agreements are entered into in English only. Any Chinese translation of the Transaction Agreements, if any, is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof.

8.9 Effective Date. This Agreement shall take effect from and as of the date of the execution by the parties hereto.

8.10 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

8.11 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

Execution Version

8.12 Aggregation of Rights. All Common Shares, Preferred Shares, and Common Share Equivalents held or acquired by an Investor and its Affiliates or held or acquired by each of the Key Holders and its/his Affiliates directly or indirectly shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

8.13 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

8.14 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company; (ii) the holders of a majority of the Common Shares or Common Share Equivalent then held by the Key Holders (voting together as a single class and on a fully-diluted and as-converted basis); (iii) the Majority Series A Holders, the Majority Series B Holders and the Majority Series C Holders (each voting as a single class and on a fully-diluted and as-converted basis); (iv) FSL; and (v) Tiger.

8.15 New Shareholders; Assignment of Rights.

(a) Any transferor Shareholder shall cause any transferee of any Equity Securities in the Company that is not already a party to this Agreement, as a condition to the transfer of Equity Securities to such new Shareholder, to become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit D, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Common Holder or Preferred Holder, as the case may be; provided that such transferee shall not be a Competitor of the Company. Notwithstanding the foregoing, any Investor may transfer its rights set forth in this Section 8.15 without regards to the minimum number of Common Share Equivalents described in the first clause of the proviso if the transferee is a constituent partner or member of such Investor or an entity controlling, controlled by or under common control of such Investor provided always that under no circumstance shall such transferee be a Competitor of the Company. In any event, provided that the transfer or issuance of such Equity Securities shall not have been made in contravention of this Agreement or applicable laws, each such person shall thereafter be deemed a Shareholder for all purposes under this Agreement. The Company shall not record the transfer of any equity securities of the Company on its register of members, or issue share certificates with respect to such transfers of equity securities of the Company, unless such transfer is made in compliance with this Section 8.15.

(b) The Company shall further procure that each Key Employee and Person that acquire Common Shares representing more than one percent (1%) of the outstanding Shares of the Company (on a fully-diluted and as-converted basis) shall, as a condition to the issuance of Common Shares or options to acquire Common Shares to such Person, enter into this Agreement such that such Person shall become bound by all of the rights and restrictions of a Common Holder (other than FSL and Tiger) hereunder.

Execution Version

8.16 Termination. The rights and obligations of the Shareholders set forth in this Agreement shall terminate upon the earlier of (i) the Qualified IPO; (ii) a Deemed Liquidation Event (as defined in the Memorandum and Articles), or (iii) the date on which this Agreement is terminated by operation of law or the occurrence of an Exchange Act Registration; provided, that upon the transfer by any Shareholder of all securities in the Company owned by it in accordance with the provisions hereof, such Shareholder shall automatically cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

8.17 Endorsement of Share Certificates. Each certificate representing any Equity Securities now or hereafter owned by a Shareholder or issued to any Person in connection with a transfer pursuant to Section 2 or 3 hereof shall be endorsed by the Company with a legend reading substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS’ RIGHTS AGREEMENT AND A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT, BOTH BY AND AMONG THE SHAREHOLDERS, THE COMPANY AND CERTAIN OTHER HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing Equity Securities subject to this Agreement issued after the date hereof to bear the legend required by this Section 8.17 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Equity Securities upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 8.17 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

8.18 Share Splits. Share Dividends, etc. In the event of any issuance of Equity Securities of the Company hereafter to any of the Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), such Equity Securities shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 8.17.

Execution Version

8.19 Termination of Existing ROFR Agreement; Waiver of Pre-emptive Rights. In consideration of the mutual covenants and promises contained herein, each of the parties to the Existing ROFR Agreement hereby confirms and covenants with each of the other parties thereto that, with effect immediately upon the effectiveness of this Agreement: (a) the Existing ROFR Agreement shall be absolutely terminated; (b) none of the parties to the Existing ROFR Agreement have or shall have any rights, claims or interests whatsoever against any of the other parties to the Existing ROFR Agreement under or in respect of the Existing ROFR Agreement; and (c) to the extent that any of the parties to the Existing ROFR Agreement have or may have any rights, claims or interests whatsoever against any of the other parties thereto under or in respect of the Existing ROFR Agreement, such rights, claims or interests are hereby absolutely, irrevocably and unconditionally waived, discharged and released by the parties concerned.

[The remainder of this page has been intentionally left blank]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written.

COMPANY:

For and on behalf of
YY INC.

By:
Name: LI Xueling
Capacity: Authorized Director

Address: c/o 4/F, No. 44/46 Jianzhong Road
Tianbe District, Guanghou, Guangdong, PRC

Attention: LI Xueling

Email: lixueling@chinaduo.com

Signatory Page

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written.

DUOWAN BVI:

For and on behalf of
Duowan Entertainment Corp.

For and on behalf of
Duowan Entertainment Corp.

By:
Authorized Signature
Name: LI Xueling
Capacity: Authorized Director

Address: c/o 4/F, No. 44/46 Jianzhong Road
Tianbe District, Guanghou, Guangdong, PRC

Attention: LI Xueling

Email: lixueling@chinaduo.com

Signatory Page

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written.

KEY HOLDERS:

LI Xueling

Address: No. 33 Xuesha Road, Zonglu Tan, Lijiang
Garden, Panyuan District, Guangzhou, PRC

E mail: lixueling@chinaduo.com

LEI Jun

Address: Room 19E, Block A, Hua Ting Jia Yuan, Bei Si Haan Thong Lu, Chao Yang District,
Beijing, PRC
Email: leijun@kingsoft.com

Signatory Page

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written.

KEY HOLDERS:

LI Xueling

Address: No. 33 Xuesha Road, Zonglu Tan, Lijiang Garden, Panyuan District, Guangzhou, PRC

E mail: lixueling@chinaduo.com

LEI Jun

Address: Room 19E, Block A, Hua Ting Jia Yuan,
Bei Si Haan Thong Lu, Chao Yang District,
Beijing, PRC
Email: leijun@kingsoft.com

Signatory Page

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written.

KEY HOLDERS:

CAO Jin

Address: 6-2-501., Guanjingli, Hongqi South Road,
Nankai District, Tianjin, PRC

Email: caojin@chinaduo.com

ZHAO Bin

Address: 6-2-501., Jiefangdongyuan, No. 55
Dongxi, Louyang, Henan, PRC

Email: zhaobin@chinaduo.com

Signatory Page

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written.

INVESTOR:

STEAMBOAT VENTURES ASIA, L.P.

By:	Steamboat Ventures Asia Manager, L.P.
Its:	General Partner

By:	Steamboat Ventures Asia GP, Ltd.
Its:	General Partner

By:
Name and Capacity: Daniel L. Beldy, Director

Signatory Page

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written.

INVESTOR:
For and on behalf of
FAVOR STAR LIMlTED

By:
Name: Raymond Long Sing Tang/Louise Mary Garbarino
Capacity: Authorized Signatures

Address: c/o 22/F Hang Lung Centre,
2-20 Paterson Street, Causeway Bay, Hong Kong

Attention: Alice Li

E-mail: alice.li@springfld.com/lgarbarino@thc- mgt.mc

Signatory Page

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the day and year herein above fast written.

INVESTOR:

MORNINGSIDE CHINA TMT FUND I, L.P., a Cayman Islands exempted limited partnership,

By: MORNINGSIDE CHINA TMT GP, L.P., a Cayman Islands exempted limited partnership, its general partner,

By: TMT GENERAL PARTNER LTD., a Cayman Islands limited company its general partner

Director/Authorized Signatory
Date:

Signatory Page

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written.

INVESTORS:
GRANITE GLOBAL VENTURES III L.P.

By:	Granite Global Ventures III L.L.C., its General Partner

By:
Name: Hany Nada
Capacity: Managing Director

Address:	2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025 U.S.A.

Attention:	Hany Nada

E-mail: hnada@ggvc.com

GGV III ENTREPRENEURS FUND L.P.
By:	Granite Global Ventures III L.L.C., its General Partner

By:
Name: Hany Nada
Capacity: Managing Director

Address:	2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025 U.S.A.

Attention:	Hany Nada

E-mail: hnada@ggvc.com

Signatory Page

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written.

INVESTOR:

TIGER GLOBAL SIX YY HOLDINGS

By:
Name: Moussa Taujoo
Capacity: Director

Address: Tiger Global Mauritius Office,
TwentySeven, Cybercity, Ebene, Mauritius

Attention: Moussa Taujoo

E-mail: mtaujoo@tigerglobal.com

Signatory Page

Execution Version

EXHIBIT A

KEY HOLDERS

Name of the Key Holder	Passport/ID No.
LI Xueling	640204197410230034
LEI Jun	11010819691216311X
ZHAO Bin	110108710130183
CAO Jin	120104197211114332

Exhibit A

Execution Version

EXHIBIT B

INVESTORS

Name of the Investor
Favor Star Limited Morningside China TMT Fund I, L.P. Steamboat Ventures Asia, L.P. Granite Global Ventures III L.P. GGV III Entrepreneurs Fund L.P. Tiger Global Six YY Holdings

Exhibit B

Execution Version

EXHIBIT C

KEY EMPLOYEES

Name of the Key Employee	PRC Identity Card No.
LI Xueling	640204197410230034
CAO Jin	120104197211114332
ZHAO Bin	110108710130183

Exhibit C

Execution Version

EXHIBIT D

ADOPTION AGREEMENT

This ADOPTION AGREEMENT (“Adoption Agreement”) is executed on             , 20    , by the undersigned (the “New Shareholder”) pursuant to the terms of that certain Right of First Refusal and Co-Sale Agreement dated as of September 6, 2011 (the “Agreement”), by and among the Company and certain of its shareholders, as such Agreement may be amended, or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the New Shareholder agrees as follows.

1.1 Acknowledgement. The New Shareholder acknowledges that he/she/it is acquiring certain shares of the capital stock of the Company (the “Stock”) for one of the following reasons (check the correct box):

☐	as a transferee of Preferred Shares from a party in such party's capacity as an “Investor” bound by the Agreement, or a new party who is receiving the Preferred Shares from the Company, and after such transfer or receipt, the Preferred Holder shall be considered an “Investor” and a “Shareholder” for all purposes of the Agreement;

OR

☐	as a transferee of Equity Securities from a party in such party’s capacity as a Common Holder (other than FSL and Tiger) bound by the Agreement, and after such transfer, the New Shareholder shall be considered a “Common Holder” and a “Shareholder” for all purposes of the Agreement.

1.2 Agreement. The New Shareholder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if he/she/it were the Preferred Holder or Common Holder (as the case may be) and were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to the New Shareholder at the address or facsimile number listed below New Shareholder’s signature hereto.

NEW SHAREHOLDER:

By:

Name and Capacity of Signatory

Address:

Facsimile Number:

ACCEPTED AND AGREED BY:

YY INC.

By:

Capacity:

Exhibit D